Exhibit 99.1

AMETEK COMPLETES PRIVATE PLACEMENT OFFERING

— Senior Note Offering of $575 Million Dollars and €75 Million Euros —

BERWYN, PA, DECEMBER 17, 2018 – AMETEK, Inc. (NYSE: AME) announced that it has entered into an agreement to sell the equivalent of approximately $660 million in Senior Notes in a private placement with institutional investors at a weighted average interest rate of 3.93% and a weighted average maturity of 8.2 years. Proceeds from the offering will be used to provide capital to support our growth strategies and repay existing debt.

There are two funding dates for the Senior Notes. The first funding occurred on December 13, 2018 for approximately $560 million, consisting of $275 million in aggregate principal amount of 4.18% Senior Notes due December 2025, $150 million in aggregate principal amount of 4.32% Senior Notes due December 2027, €75 million in aggregate principal amount of 1.71% Senior Notes due December 2027 and $50 million in aggregate principal amount of 4.37% Senior Notes due December 2028. The second funding date will be January 14, 2019 for $100 million of 4.32% Senior Notes due December 2027.

The Senior Notes have not been registered, and will not be registered, under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $4.8 billion. AMETEK’s growth model is based on four key strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations;

AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:

AMETEK, Inc.

Kevin Coleman

Vice President, Investor Relations

1100 Cassatt Road

Berwyn, Pennsylvania 19312

kevin.coleman@ametek.com

Phone: 610.889.5247